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                                                                    EXHIBIT 8(x)

                          FUND PARTICIPATION AGREEMENT

      THIS AGREEMENT is entered into as of this ____day of March, 2005 among MERRILL LYNCH LIFE INSURANCE COMPANY (the "Company"), a life insurance company organized under the laws of the State of Arkansas (on behalf of itself and certain of its separate accounts); AMERICAN FUNDS INSURANCE SERIES ("Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"), a corporation organized under the laws of the State of Delaware.

                                   WITNESSETH:

      WHEREAS, the Company proposes to issue, now and in the future, certain variable annuity contracts that provide certain funds ("Funds") of the Series as investment options (the "Contracts") and said Contracts are listed in Attachment A hereto, as it may be amended from time to time by mutual written agreement;

      WHEREAS, the Company has established pursuant to Arkansas insurance law one or more segregated asset accounts listed in Attachment A hereto as may be amended from time to time (each, an "Account") for purposes of setting aside and investing assets attributable to the Contracts and has or will register each Account (unless the Account is exempt or excluded from such registration) with the United States Securities and Exchange Commission (the "Commission") as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

      WHEREAS, the Contracts, which are or will be registered by the Company with the Commission for offer and sale under the Securities Act of 1933 (the "1933 Act") or which are or will not be registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act, will be in compliance with all applicable federal securities and state securities and insurance laws prior to being offered for sale;

      WHEREAS, the Company will register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company;

      WHEREAS, the Series is registered as an open-end management investment company under the 1940 Act and shares of the Funds are registered under the 1933 Act;

      WHEREAS, the Series has received a "Mixed and Shared Funding Order" from the Commission granting insurance companies that have entered into participation agreements with the Series and CRMC ("Participating Insurance Companies") as well as their variable annuity
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and variable life insurance separate accounts exemptions from the provisions of
Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act to the extent necessary to permit shares of the Series to be sold to and held by variable annuity and life insurance separate accounts of affiliated and unaffiliated life insurance companies (the "Mixed and Shared Funding Exemptive Order");

      WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

      WHEREAS, certain Funds listed in Attachment B to this Agreement will serve as certain of the underlying investment options for the Contracts and will be in compliance with all applicable laws prior to being offered as such investment options; and

      WHEREAS, CRMC is the investment adviser for the Series and is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

      NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Company, the Series and CRMC hereby agree as follows:

      1. The Series and CRMC each represents and warrants to the Company that:
      (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series and its shares has been filed with the Commission in the form previously delivered to the Company, and the Series will amend its registration statement from time to time as required in order to effect the continuous offering of its shares, and copies of any and all amendments thereto will be forwarded to the Company at the time that they are filed with the Commission; (b) Fund shares sold pursuant to this Agreement are duly authorized for issuance and sold in compliance with applicable state and federal securities laws, and the Fund is and shall remain registered under the 1940 Act; (c) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act; (d) the Series' registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the "Prospectus") shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by the Company expressly for use therein; and (e) all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Series are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Series in an amount not less than the minimum coverage as
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required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time; the aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

      2. The Series and CRMC will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Series or its shares, promptly after the filing of such document(s) with the Commission or other regulatory authorities. Notwithstanding the foregoing, the Series will furnish to the Company such information with respect to the Series in such form and signed by such of its officers as the Company may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise the Company immediately of: (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

      The Series will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund, and of any material change in the Series' registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Series will work with the Company so as to enable the Company to solicit proxies from Contract owners, or to make changes to its prospectus or registration statement, in an orderly manner. The Series will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

      3. The Series will register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

      4. The Series agrees to make Class 2 shares of the Funds listed in Attachment B hereto available to the Contracts. Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by the Company for a given Account at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series. All transactions in Account shares shall be executed through the Omnibus Accounts of Company's affiliate Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Omnibus Accounts"). For purposes of this Paragraph 4, the Company shall be a designee of the Series for receipt of such orders from each Account (but not with respect to any Fund shares that may be held in the general account of the Company), and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series
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receives notice of such order by 9:00 a.m. Eastern time on the following
Business Day ("Next Business Day"). "Business Day" shall mean any day on which the New York Stock Exchange ("NYSE") is open for trading and on which the Series calculates the net asset values of each class of shares of each Fund pursuant to the rules of the Commission. The Series will make the shares of each class of each Fund available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall use its best efforts to calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each class of each Fund available to the Company on a daily basis as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern time via the NSCC Profile I platform. In the event the Series is unable to make the 6:30 p.m. deadline stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of shares. Such additional time shall be equal to the additional time which the Series takes to make the closing net asset value available to the Company. CRMC and the Series shall report to the Company any material error in the calculation or reporting of the net asset values, dividends or capital gain information as soon as practicable upon discovery. The Series and CRMC are responsible for calculating and maintaining net asset values for each class of each Fund in accordance with the requirements of the 1940 Act and the Series' then current Prospectus. Payments for shares purchased and redeemed will be made in federal funds transmitted via the NSCC Fund/SERV DCC & S platform to the Company on the Next Business Day following the Company's receipt of the order (unless the Series determines and so advises the Company that payment for shares purchased is unnecessary as sufficient proceeds are available from redemption of shares of other Funds effected pursuant to redemption requests tendered by the Company), and the Company and the Fund shall each use commercially reasonable efforts to transmit (or cause to be transmitted) funds to the other, for the purpose of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern time on such Business Day. Upon receipt of federal funds so transmitted via the NSCC Fund/SERV DCC & S platform, such funds shall cease to be the responsibility of the sender and shall become the responsibility of the recipient. Notwithstanding any provision of this Agreement to the contrary, for purchase and redemption instructions with respect to any shares, Company and the Series will settle the purchase and redemption transactions referred to herein via the NSCC Fund/SERV platform settlement process on the next Business Day following the effective trade date. The Series will provide to Company a daily transmission of positions and trading activity taking place in the Omnibus Accounts using Company's affiliate's proprietary Inventory Control System ("ICS").

      Any purchase or redemption request for Fund shares held or to be held in the Company's general account shall be effected at the closing net asset value per share next determined after the Fund's receipt of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by the Series in federal funds prior to close of business for determination of such value, as defined from time to time in the Series Prospectus.

      The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. The Company reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or subaccount thereof (each a "Subaccount").

      5. The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts for investment in shares of a class of the Funds as may be offered from time to time in the Contracts. The selection of the particular Subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contract and the Contract prospectus.

      6. Issuance and transfer of the Series' shares will be by book entry only. No stock certificates will be issued to the Company or the Account. Shares ordered from a particular Fund will be recorded by the Series as instructed by the Company in an appropriate title for the corresponding Account or Subaccount.

      7. The Series shall furnish notice promptly to the Company of any dividend or capital gain distribution payable on any shares underlying Subaccounts. The Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Subaccount in additional shares of that Fund. The Series shall notify the Company promptly of the number of shares so issued. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

      8. The Series may make payments to finance distribution and/or shareholder servicing expenses pursuant to Rule 12b-1 under the 1940 Act. Prior to financing such expenses pursuant to Rule 12b-1, the Series will have its Board, a majority of whom are not interested persons of the Series, formulate and approve a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and/or shareholder servicing expenses.

      9. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Account. The Series shall bear the expenses for the cost of registration and qualification of its shares, preparation and filing of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the setting in type, printing, and distribution of such items to existing Contract owners (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and taxes on the issue or transfer of the Series' shares subject to this Agreement. The Series' Prospectus will state that the current Statement of Additional Information for the Series is available, and the Series, at its expense, will provide the Company, at least once a year, upon its request, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective
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Contract owner who requests such Statement of Additional Information.

      With respect to any prospectus and annual and semi-annual reports (the "Reports") of the Series that are printed in combination with any one or more such Reports of other investment options for the Contracts (the "Booklet"), the Series shall bear the costs of printing and mailing the Booklet to existing Contract owners based on the ratio of the number of pages of the Series' Reports included in the Booklet to the number of pages in the Booklet as a whole.

      10. The Company shall bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contract owners. At its expense, the Series shall provide to the Company printed copies of the Series' current prospectus (and supplements thereto), the annual and semi-annual shareholder reports for the Series, and any Series' proxy materials and other communications to shareholders to be distributed to existing Contract owners once each year in the case of the prospectus (or more frequently if the prospectus for the Series is amended), twice each year in the case of the annual and semi-annual shareholder reports, and as necessary in the case of proxy materials and other communications to shareholders. The Series shall provide the Company with as many copies of the Series' current prospectus (and supplements thereto), annual and semi-annual shareholder reports, and proxy materials and other communications to shareholders as the Company may reasonably request. If requested by the Company in lieu thereof, the Series shall provide its prospectus on diskette at the Series' expense and other assistance as is reasonably necessary in order for the Company to have the prospectus for the Contracts and the Series' prospectus printed together in one document (such printing for existing Contract owners to be at the Series' expense).

      11. The Company represents and warrants to the Series that any information furnished in writing by the Company to the Series for use in the registration statement of the Series will not result in the registration statement's failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      The Series and CRMC represent and warrant to the Company that any information furnished in writing by the Series and/or CRMC to the Company for use in the registration statement for the Contracts will not result in the registration statement's failing to conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that such information is used in its entirety without modification.

      12. The Company and its affiliates shall make no representations concerning the Series' shares except those contained in the then current Prospectus and statement of additional information of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series' Prospectus, in reports or proxy material for the Series, in information published on the Series' or CRMC's internet site, in sales literature or other promotional material approved by the Series or CRMC, or in materials approved by American Funds Distributors ("AFD"), as provided in the Business Agreement in effect among the Company, AFD and CRMC dated as of March , 2005 (the "Business Agreement").

      The Series and CRMC and their affiliates shall make no representations concerning the Contracts or the Account except those contained in the then current prospectus and statement of additional information for the Contracts, in such printed information subsequently issued on behalf of the Contracts or the Account as supplemental to the Contract prospectus, in information published on the Company's internet site, in sales literature or other promotional material approved by the Company, or in materials approved by the Company, as provided in the Business Agreement.

      13. Shares of the Series may be offered to separate accounts of various insurance companies in addition to the Company. The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). The Series represents and warrants that each Fund has complied and will continue to comply with the diversification requirements of Section 817 and the rules and regulations thereunder, including Treasury Regulation Section 1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. The Series will invest its assets in such a manner as to ensure that the Contracts will be treated as annuity or life insurance contracts, whichever is appropriate, under the Code and the Regulations issued thereunder (or any successor provisions). In the event of a breach of this Paragraph 13 by the Series, it will (a) take all reasonable steps to notify the Company of such breach and (b) immediately take all necessary steps to adequately diversify the Series so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

      The Series also represents that each Fund is qualified as a "regulated investment company" ("RIC") under Subchapter M of the Code, and that it will maintain such qualification, and that it will notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

      The Series will provide the Company with securities holdings reports for each Fund within ten days after each calendar quarter.

      14. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict. The Board of Trustees of the Series shall promptly notify the Company of the existence of irreconcilable material conflict and its implications.

      If such a conflict exists, the Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

      The Series hereby notifies the Company that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

      15. The Company agrees to indemnify and hold the Series, CRMC and each of their respective directors and officers harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Company's: (a) making untrue statement of material facts or omitting material facts in a Contract's registration statement, prospectus, statement of additional information, and sales literature for the Contracts (or any amendment or supplement to any of the foregoing), provided that such statement or omission or such alleged statement or omission was not made in reliance upon and in conformity with written information supplied to the Company by the Series or CRMC; (b) making statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information, or sales literature for the Series not supplied by the Company) or unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Company with respect to the sale or distribution of the Contracts or Fund shares; (c) making untrue statements or alleged untrue statements of material facts or omitting material facts (or allegedly omitting material facts) in the Series' registration statement, prospectus, statement of additional information, semi-annual or annual reports to shareholders, or sales literature (or any amendment or supplement to any of the foregoing) if such statement or omission was made in reliance upon written information furnished to the Series or CRMC by or on behalf of the Company; (d) material failure to provide the services and furnish the materials under the terms of this Agreement; and (e) materially breaching this Agreement or a representation or warranty.

      The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which the Series or CRMC would otherwise be subject by reason of the Series' or CRMC's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.

      The Series and CRMC agree promptly to notify the Company of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Series shares or the Contracts or the operation of the Series.

      16. The Series and CRMC each agrees to indemnify and hold the Company and each of its directors and officers harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Company may be subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series', or CRMC's: (a) making untrue statements of material facts or omitting material facts in the Series' registration statement, prospectuses or statements of additional information, semi-annual and annual reports to shareholders, and sales literature (or any amendment or supplement to any of the foregoing) provided that such statement or omission or such alleged statement or omission was not made in reliance upon and in conformity with written information supplied to the Series or CRMC by the Company; (b) making statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information, semi-annual or annual reports to shareholders, or sales literature for the Contracts not supplied by the Series or CRMC) or unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series or CRMC with respect to the sale or distribution of the Contracts or Fund shares or the operation of the Series or a Fund; (c) making untrue statements or alleged untrue statements of material facts or omitting material facts (or allegedly omitting material facts) in a Contract's registration statement, prospectus, statement of additional information, or sales literature (or any amendment or supplement to any of the foregoing) if such statement or omission was made in reliance upon written information furnished to the Company by or on behalf of the Series or CRMC; (d) material failure to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and qualification requirements specified in Paragraph 13 of this Agreement); (e) failure to comply with any Fund's investment objectives, policies and restrictions; (f) calculating or reporting materially incorrect or untimely daily net asset value per share or dividend or capital gain distribution rate; and (g) materially breaching this Agreement or a representation or warranty.

      The Series and CRMC shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which the Company would otherwise be subject by reason of the Company's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.

      The Company agrees promptly to notify the Series and CRMC of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

      17. The Company shall be responsible for assuring that the Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract.- prospectus, so long as and to the extent that the Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Series shares held in any segregated asset account in the same proportion as Series shares of such Fund for which voting instructions have been received from Contract owners, to the extent permitted by law.

      18. The Company shall furnish, or shall cause to be furnished, to the Series or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Series or a Fund or CRMC is named. No such material shall be used until approved by the Series or its designee. The Series or its designee will be deemed to have approved such sales literature or promotional material unless the Series or its designee objects or provides comment to the Company within ten Business Days after receipt of such material. The

Series or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Series or a Fund or CRMC is named, and no such material shall be used if the Series or its designee so object.

      The Series and CRMC, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or its Account, is named. No such material shall be used until approved by the Company. The Company will be deemed to have approved such sales literature or promotional material unless the Company objects or provides comment to the Series, CRMC, or their designee within ten Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

      For purposes of this Paragraph 18, the phrase "sales literature and other promotional materials" includes, but is not limited to, any of the following that refer to the Series or any affiliate of the Series: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Series.

      19. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

      (a)   by mutual agreement at any time; or

      (b) any party at any time upon ninety days' written notice to the other parties; or

      (c) at the option of the Company, CRMC or the Series upon ten calendar days' prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

      (d) at the option of the Company, upon ten calendar days' prior written notice, if shares of the Series are not reasonably available;

      (e) at the option of the Company, immediately upon written notice, if the Series or a Fund fails to meet the requirements for either diversification under Section 817 or

            RIC status under the Code, or if the Company reasonably believes that the Series or the Fund may fail to so qualify or comply; or if the Board of the Series terminates the 12b-1 plan; or

      (f) in the event the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by the Company; in such event prompt notice shall be given by the Company or the Series to the other party; or

      (g) at the Company's option by written notice to the Series and/or CRMC if the Company shall determine in its sole judgment exercised in good faith, that either the Series or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

      (h) at the option of the Series or CRMC by written notice to the Company if the Series or CRMC shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

      (i) if requested, termination by any party in the event that formal administrative proceedings are instituted against a party by the NASD, the Commission, the Insurance Commissioner or like official of any state or any other regulatory body regarding the party's duties under this Agreement; provided, however, that the terminating party determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the other party to perform its obligations under this Agreement; or

      (j) immediately upon notice by the Company of the substitution of the shares of another investment company or series thereof for shares of a Fund in accordance with the terms of the Contracts or the Contract prospectus; or

      (k) immediately by any party in the event that the Series' Board of Trustees determines that a material irreconcilable conflict exists as provided in Paragraph 14.

      The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

      20. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; (c) when sent by registered or certified mail; or (d) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      IF TO THE COMPANY:
      Merrill Lynch Life Insurance Company
      1300 Merrill Lynch Dr., 2nd Floor
      Pennington, NJ 08534
      Attention: Edward W. Diffin, Jr.
      Facsimile No.: 609-274-0926/0928

      IF TO SERIES:
      American Funds Insurance Series
      333 S. Hope Street, 55th Floor
      Los Angeles, California 90071
      Attention: Michael J. Downer, Senior Vice President
      Facsimile No.: (213) 486-9041

      WITH A COPY TO:
      Capital Research and Management Company
      333 S. Hope Street, 55th Floor
      Los Angeles, California 90071
      Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior
                  Counsel, Fund Business Management Group
      Facsimile No.: (213) 486-9041

      IF TO CRMC:
      Capital Research and Management Company
      333 S. Hope Street, 55th Floor
      Los Angeles, CA 90071
      Attention: Michael J. Downer, Senior Vice President and Legal Counsel,
                 Fund Business Management Group, and Secretary
      Facsimile No.: (213) 486-9041

      WITH A COPY TO:
      Capital Research and Management Company
      333 S. Hope Street, 55th Floor
      Los Angeles, California 90071
      Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior
                 Counsel, Fund Business Management Group
      Facsimile No.: (213) 486-9041

      21. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

      22. If this Agreement terminates, the Series, at the Company's option, will continue to make additional shares of the Series available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless (i) the Series liquidates, (ii) CRMC requests that the Company seek an order pursuant to Section 26I of the 1940 Act to permit the substitution of other securities for the shares of the Series, or
(iii) applicable laws prohibit further sales. The parties agree that this section shall not apply to any terminations made pursuant to Paragraph 19(e) and 19(k) of this Agreement. The Company agrees not to redeem shares unless: (i) the Agreement is terminated pursuant to Paragraph 19(e), 19(f), or 19(k); (ii) legitimately required to do so according to a Contract owner's request; or (iii) under an order from the Commission or pursuant to a vote of Contract owners.

      23. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series' assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, the Company and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if the Company seeks satisfaction for any liability of the Series in respect of this Agreement, the Company (on behalf of itself or any Account) may seek recourse against CRMC.

      24. This Agreement shall be construed in accordance with the laws of the State of New York.

      25. This Agreement and the parties' rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

      26. The following Paragraphs shall survive any termination of this
Agreement: 4, 15, 16, 20-26.

      27. The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Series' shares may be sold to other insurance companies (subject to the second paragraph of this Paragraph 27) and the cash value of the Contracts may be invested in other investment companies. A funding vehicle other than those listed in Attachment B to this Agreement may be made available for the investment of the cash value of the Contracts.

      The Series and CRMC shall sell Series shares only to Participating Insurance Companies and their separate accounts and to persons or plans ("Qualified Persons") that communicate to the Series and CRMC that they qualify to purchase shares of the Series under Section 817(h) of the Code and the regulations thereunder without impairing the ability of the Account to consider the portfolio investments of the Series as constituting investments of the Account for the purpose of satisfying the diversification requirements of
Section 817(h).

      28. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Arkansas Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with the Arkansas variable annuity laws and regulations and any other applicable law or regulations.

      29. The Series and CRMC agree to comply in all material respects with any applicable state insurance laws or regulations (including the furnishing of information not otherwise available to the Company that is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and including cooperating with the Company in any filings of sales literature for the Contracts), to the extent notified thereof in writing by the Company; provided that such compliance is not inconsistent with any other laws or regulations applicable to the Series or CRMC.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                         MERRILL LYNCH LIFE INSURANCE COMPANY
                                         (ON BEHALF OF ITSELF AND EACH ACCOUNT)

Attest:
                                         By:  _______________________________
___________________________              Its:


                                         AMERICAN FUNDS INSURANCE SERIES

Attest:
                                         By:  _______________________________
___________________________              Its: Secretary

                                         CAPITAL RESEARCH AND MANAGEMENT COMPANY

Attest:
                                         By:  _______________________________
___________________________              Its: Vice President and Secretary

                                  Attachment A



MERRILL LYNCH LIFE VARIABLE ANNUITY SEPARATE ACCOUNT A

MERRILL LYNCH INVESTOR CHOICE ANNUITY --
FORM ML-VA- AND STATE VARIATIONS THEREOF







Dated: March    , 2005

                                  Attachment B

American Funds Insurance Series:

Class 2 Shares of:

               Asset Allocation Fund
               Bond Fund
               Growth Fund
               Growth-Income Fund
               International Fund





As of:  March____, 2005